Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS WARRANT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF THIS WARRANT OR SUCH SECURITIES, AS APPLICABLE, UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF SECURITYHOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

VITRO BIOPHARMA, INC.

WARRANT TO PURCHASE STOCK

Number of Shares:	As set forth below herein

Class of Stock:	Common Stock (as defined below)

Warrant Price:	$0.625 per share of underlying Common Stock, representing 125% of the fair market value per share of the Common Stock as of the Issue Date

Issue Date:	_______, 2023

Expiration Date:	_______, 2028

Related Agreement:	This Warrant to Purchase Stock (this “Warrant”) is issued in connection with the Convertible Note and Warrant Purchase Agreement, dated as of the Issue Date (the “Purchase Agreement”), by and between the Company (as defined below) and Holder (as defined below); all capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto as set forth in the Purchase Agreement

This Warrant certifies that, for good and valuable consideration, _________ (together with its successors and any permitted assignee or transferee of this Warrant or the shares issued upon exercise of this Warrant, “Holder”), is entitled to purchase the number of fully paid and nonassessable shares (the “Shares”) of the above-stated class of capital stock of Vitro Biopharma, Inc., a Nevada corporation (the “Company”), at the above stated Warrant Price per share, determined (A) in the case following a Qualified Financing, by dividing (i) the sum of the aggregate outstanding principal amount of the Note plus all accrued and unpaid interest thereon at the time of the Note’s conversion, by (ii) the quotient of the Discounted Qualified Financing Price divided by .75, or (B) in connection with a Change of Control, by dividing (i) the sum of the aggregate outstanding principal amount of the Note plus all accrued and unpaid interest thereon at the time of the Note’s conversion, by (ii) the Capped Price, all as the same may be adjusted pursuant to Section 2, subject to the terms and conditions set forth in this Warrant.

SECTION 1. EXERCISE.

1.1 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company (a) the original of this Warrant, together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1, and (b) a check payable to the Company’s order, wire transfer of immediately available funds (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the number of Shares being purchased.

1.2 Fair Market Value. If the common stock, par value $0.001 per share, of the Company (“Common Stock”) is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the “Fair Market Value” of one Share is the closing price or last sale price of one share of Common Stock reported for the Business Day (as defined below) immediately before the date on which Holder delivers to the Company this Warrant, together with its Notice of Exercise. If Common Stock is not traded on a Trading Market, the “Fair Market Value” of one Share shall be as determined by the Company’s board of directors in its reasonable good faith judgment.

1.3 Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1, the Company shall deliver to Holder a certificate representing the Shares (or evidence of book entry notation representing the Shares if they are uncertificated) issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.4 Replacement of This Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.5 Treatment of this Warrant upon Change of Control of the Company.

(a) In the event of a Change of Control in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities (as defined below) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Change of Control or (ii) if Holder elects not to exercise this Warrant, this Warrant will expire immediately prior to the consummation of such Change of Control.

(b) The Company shall provide Holder with written notice of its request relating to a Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which the Company shall deliver to Holder not less than seven Business Days prior to the closing of the proposed Cash/Public Acquisition.

(c) Upon the closing of a Change of Control other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant thereafter will be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Change of Control, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(d) As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act (as defined below) and the Exchange Act, (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with a Change of Control were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Change of Control, Holder would not be restricted from publicly reselling all of the issuer’s shares and/or other securities that would be received by Holder in such Change of Control were Holder to exercise this Warrant in full on or prior to the closing of such Change of Control, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations and (y) does not extend beyond six months from the closing of such Change of Control.

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in Common Stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of the Shares purchasable hereunder will be proportionately increased, and the Warrant Price will be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price will be proportionately increased, and the number of the Shares will be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all outstanding shares of the Class are reclassified, exchanged, combined, substituted or replaced for, into, with or by securities of the Company of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of securities of the Company that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3 No Fractional Share. No fractional Share is issuable upon exercise of this Warrant, and the number of the Shares to be issued will be rounded down to the nearest whole Share. If a fractional Share interest arises upon an exercise of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount that is the product of (a) the fractional interest and (b) the difference between (i) the Fair Market Value of one Share and (ii) the then-effective Warrant Price.

2.4 Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of the Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of the Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of the chief financial officer of the Company, including computations of such adjustment and the Warrant Price, Class and number of the Shares in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

3.1 Representations, Warranties and Covenants. The Company represents and warrants to Holder that the Shares that may be issued upon the exercise of this Warrant, upon such issuance, will be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein and under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class as will be sufficient to permit the exercise in full of this Warrant.

3.2 Notice of Certain Events. If the Company proposes at any time to:

(a) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;

(b) effect a Change of Control or liquidate, dissolve or wind up the Company; or

(c) effect the initial, underwritten public offering and sale of Common Stock pursuant to an effective registration statement under the Act;

then, in connection with each such event, the Company shall give Holder:

(1)	in the case of the matters referred to in Section 3.2(a) and Section 3.2(b), at least seven Business Days’ prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and

(2)	in the case of the matters referred to in Section 3.2(c), at least seven Business Days’ prior written notice of the date on which the Company proposes to file its registration statement in connection therewith.

Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), as currently in effect.

4.3 The Act. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.4 No Shareholder Rights; Transfer Restrictions. Holder acknowledges and agrees that until such time as this Warrant is exercised, in whole or in part, and except for rights granted to Holder under this Warrant or the Purchase Agreement, the Holder hereof shall have no rights as a stockholder of the Company solely by reason of its interest under this Warrant.

SECTION 5. MISCELLANEOUS.

5.1 Term. Subject to the provisions of Section 1.5, this Warrant is exercisable in whole or in part at any time and from time to time on or before 5:00 PM, Mountain Time, on the Expiration Date, and is void thereafter.

5.2 Legends. The Shares issuable upon exercise of this Warrant, to the extent certificated, will be imprinted with a legend in substantially the following form:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK, DATED ________, 2023, ISSUED BY THE ISSUER TO ________, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER SAID ACT AND LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE ISSUER, TO BE EVIDENCED BY AN OPINION OF COUNSEL OF THE HOLDER HEREOF, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, THAT SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.”

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company will not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4 Notices. All notices, requests, consents, and other communications made or given under this Warrant shall be in writing and shall be delivered personally, by email transmission, by nationally recognized overnight delivery service (all costs prepaid), or by first class certified or registered mail, return receipt requested, postage prepaid, and, in each case, addressed to each party as follows:

If to the Company, to:

Vitro Biopharma, Inc.

4621 Technology Drive

Golden, CO 80403

Attention: CFO

Email: [***]

with a copy (which shall not constitute notice) to:

Polsinelli PC

1401 Lawrence Street, Suite 2300

Denver, CO 80202

Attention: Scott Berdan

Email: [***]

or to such other address or addresses as may be furnished by the Company after the date hereof by giving five days’ advance written notice to Holder.

If to Holder, to such address identified for Holder in the Purchase Agreement, or to such other address or addresses as may be furnished by Holder after the date hereof by giving five days’ advance written notice to the Company.

Any notice, request, consent, or other communication provided in accordance with this Section 5.4 shall be deemed to have been given when delivered personally, when confirmed if by email, on the first Business Day after deposit with a nationally recognized overnight delivery service, or on the third Business Day after being sent by first class certified or registered mail. For purposes of this Warrant, “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Colorado are authorized or required to remain closed.

5.5 Amendments and Waivers. This Warrant and any term or condition of this Warrant may be amended, modified, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.6 Attorneys’ Fees and Costs. In the event of any dispute between the parties concerning the terms and conditions of this Warrant, the party prevailing in such dispute is entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.7 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Each party may deliver executed copies of this Warrant to the other parties by facsimile or email transmission (in PDF or similar format), and such delivery shall have the same force and effect as if such party had delivered in person to the other parties a manually signed original copy of this Warrant.

5.8 Governing Law. This Warrant is governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to conflicts of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Nevada.

5.9 Headings; Interpretation; Fees and Expenses.

(a) The headings in this Warrant are for purposes of reference only and do not limit or otherwise affect the meaning of any provision of this Warrant.

(b) Each party has received advice from its own legal counsel in connection with the negotiation of this Warrant, and no provision of this Warrant is to be interpreted or construed for or against any party based on which party drafted such provision.

(c) Except as provided in Section 5.6, each party shall bear all of the fees and expenses (including, without limitation, legal fees and expenses) that it incurred with respect to this Warrant and the transactions contemplated hereby.

[Signature page immediately follows]

IN WITNESS WHEREOF, the Company hereby executes and delivers this Warrant as of the Issue Date.

COMPANY:

VITRO BIOPHARMA, INC.

By:
Name:	Nathan Haas
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE:

HOLDER:

By:
Name:
Title:

[Signature Page to Warrant]